Joint Filer Information

Name: Highbridge International LLC

Address:         c/o Harmonic Fund Services
The Cayman Corporate Centre, 4th Floor
27 Hospital Road
George Town, Grand Cayman
Cayman Islands, British West Indies

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement: June 24, 2010

Signature:  HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC
    its Trading Manager

By: /s/ John Oliva
       Name: John Oliva
Title: Managing Director

 Joint Filer Information

Name: Glenn Dubin

Address:         c/o Highbridge Capital Management, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement:  June 24, 2010

Signature:
/s/ Glenn Dubin
       GLENN DUBIN